AMENDMENT NO. 4

TO THE SUBADVISORY AGREEMENT

This Amendment No. 4 (the “Amendment”), made and entered into as of June 27, 2024, is made a part of the Subadvisory Agreement between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”) and Diamond Hill Capital Management, Inc., an Ohio corporation (“Subadviser”), dated September 14, 2016, as amended June 7, 2018, November 20, 2019, and December 15, 2022 (the “Agreement”).

WHEREAS, Investment Manager and Subadviser desire to amend the Agreement, including Schedule A thereto.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Schedule A. Schedule A to the Agreement shall be, and hereby is, deleted and replaced with the Schedule A attached hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC		Diamond Hill Capital Management, Inc.

By:	/s/ David A. Weiss	By:	/s/ Jo Ann Quinif

	Signature		Signature

Name:	David Weiss	Name:	Jo Ann Quinif

	Printed		Printed

	Global Head of Multi-Manager Solutions and Assistant Secretary		President, Chief Client Officer
Title:		Title:

AMENDMENT NO. 4

TO THE SUBADVISORY AGREEMENT

SCHEDULE A

[SCHEDULE LISTING FUND AND FEE RATE OMITTED]